Exhibit 99.1

News Release

Contacts:

Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com

Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com

H&E Equipment Services Reports Record Fourth Quarter
And Full Year 2006 Results; Provides 2007 Outlook

BATON ROUGE, Louisiana — (March 15, 2007) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced fourth quarter results which exceed previously announced 2006 guidance.

Fourth Quarter 2006 Summary

•	Revenues increased 16.2% to $215.5 million versus $185.5 million a year ago.

•	EBITDA (as defined below) increased 37.5% to $58.7 million compared to $42.7 million a year ago.

•	Income from operations increased 35.5% to $35.1 million compared to $25.9 million a year ago.

•	Net income increased 39.5% to $20.5 million compared to net income of $14.7 million a year ago.

•	Rental rates increased approximately 3.9%, on average.

•	Total gross margin increased to 32.5% from 30.1% a year ago.

“Our 2006 financial results are a direct result of strong market demand for our products and services across all our regions. We ended the year with an excellent quarter with continued strength across all markets and segments. The demand for new equipment, primarily cranes, was exceptionally strong. Even though our year over year comps were challenging, we grew sales, EBITDA and income from operations at exceptional rates,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “As I have stated before, the fundamentals of our business remain very strong with the level of nonresidential construction activity continuing to expand in the regions we serve. As a result of our integrated business model, every major segment of our business is delivering solid results. I am very proud of our performance during 2006 and the hard work of our employees. We believe our business is very well positioned for continued growth in 2007 and beyond.”

“Our record performance this quarter was driven by several segments of our business. Both equipment rentals and new equipment sales each grew approximately 20% and our combined parts and service revenues reflected growth in excess of 10%,” commented Leslie Magee, H&E Equipment Services’ chief financial officer. “Used equipment sales increased approximately 5%. As we saw in the third quarter of 2006, our customers’ purchasing trends continued to shift to new equipment versus used equipment as a result of improved availability from many of our manufacturers.”

“At 32.5%, our gross margin remained strong during the fourth quarter, up from 30.1% a year ago. With the exception of new equipment margins which were consistent in comparison to the year ago quarter, all other segments of our business delivered improved gross margin. Overall, we are very pleased with our performance this quarter and for the year and we are very focused on delivering strong results in 2007.”

2007 Outlook

“We are confident that the strong fundamental drivers of our business combined with our footprint, which is in many of the fastest growing regions of the U.S., will provide significant opportunity for growth in 2007,” said Engquist. “In addition, our exposure to the petrochemical sector, energy sector, mining industry, and the Gulf region hurricane protection and rebuilding efforts should drive increased demand for our products and services for some time to come. We also continue to explore accretive acquisitions and Greenfield opportunities as part of our growth strategy. We are, however, experiencing significant supply constraints from our crane suppliers which are hindering our ability to meet demand and impacting our first quarter expectations. Among other things, our 2007 outlook reflects these supply constraints, although we are hopeful that crane availability will improve throughout the year.”

“In spite of more difficult comps in 2007 than in 2006 due to the tremendous growth in the business and the successful execution of the Eagle acquisition, we remain excited about our prospects in 2007. We project continued strong growth in pre-tax earnings in 2007, although our earnings per share is expected to be negatively impacted by a higher effective tax rate, reflecting more normalized rates, and a higher share count,” commented Magee. ”Our first quarter is typically our softest quarter of the year. In 2007, several of our regions have experienced much more difficult weather conditions than the prior year. It is also worth noting that the prior year’s time utilization and rates were positively impacted by the initial demand for equipment as a result of the hurricanes in the Gulf Coast region. As a result of this, we have experienced year over year declines in time utilization through February. Currently, time utilization is improving and once beyond the effects of weather and the prior year’s positive impact of Katrina, we expect time utilization to return to 2006 levels. We are already seeing that in our daily utilization rates and we see continued strength in all markets and segments and the nonresidential construction markets in general.”

•	Revenue – The Company expects 2007 revenue in the range of $900 million to $920 million.

•	EBITDA – The Company expects 2007 EBITDA in the range of $232 million to $245 million.

•	Earnings Per Share – The Company expects 2007 earnings per share in the range of $1.63 to $1.85 per share based on 38.1 million diluted common shares outstanding and an effective tax rate of approximately 38.5%. Relative to the Company’s 2006 results, its

2007 guidance is based on a significantly higher effective tax rate, 38.5% versus 22.9%, and an increase in common shares outstanding given the effective date of the initial public offering in February 2006.

We define EBITDA as net income before interest, income taxes, depreciation and amortization.

FINANCIAL DISCUSSION FOR FOURTH QUARTER ENDED DECEMBER 31, 2006

•	Revenues – Total fourth quarter revenues increased $30.0 million to $215.5 million from $185.5 million in the fourth quarter of 2005. The following is revenue by business segment for the fourth quarter versus the fourth quarter of 2005:

•	Equipment rentals – Equipment rental revenues were $66.0 million compared with $54.2 million, reflecting an increase of $11.8 million, or 21.8%. At the end of the fourth quarter of 2006, the original acquisition cost of the rental fleet was $655.2 million, up $132.8 million (including fleet acquired through the Eagle acquisition) from $522.4 million at the end of the fourth quarter of 2005. Dollar utilization was 40.1% compared to 41.4%.

•	New equipment sales – New equipment sales were $68.0 million compared with $56.5 million, reflecting an increase of $11.5 million, or 20.4%.

•	Used equipment sales – Used equipment sales were $36.5 million, representing a $1.7 million, or 4.9%, increase from $34.8 million.

•	Parts sales - Parts sales were $20.5 million, representing a $1.6 million, or 8.5%, increase compared with $18.9 million.

•	Service revenues - Service revenues were $13.9 million, representing a $1.9 million, or 15.8%, increase compared with $12.0 million.

•	Gross Profit – Total gross profit for the fourth quarter of 2006 was $70.1 million compared with $55.9 million for the fourth quarter of 2005, reflecting an increase of $14.2 million, or 25.4%, on higher sales volume and improved margins in all major business segments, with the exception of essentially flat gross margins on new equipment sales. Fourth quarter gross profit margin increased to 32.5% from 30.1% for the fourth quarter of 2005. The following is gross profit by business segment for the fourth quarter versus the fourth quarter of 2005:

•	Equipment Rentals – Gross profit from equipment rentals was $35.4 million compared to $27.1 million.

•	New equipment sales – New equipment sales gross profit increased to $8.5 million from $7.1 million.

•	Used equipment sales – Used equipment sales gross profit increased to $10.0 million from $8.1 million.

•	Parts sales – Gross profit from parts sales was $6.1 million compared with $5.4 million.

•	Service revenues – Gross profit from service revenues was $9.1 million compared with $7.6 million.

•	Selling, General And Administrative Expenses – Selling, general and administrative expenses for the fourth quarter of 2006 were $35.1 million compared with $30.1 million last year, a $5.0 million, or 16.6%, increase. As a percentage of total revenues, selling, general and administrative expenses for the fourth quarter of this year were 16.3%, as compared to 16.2% in the fourth quarter of last year.

•	Income From Operations – The Company reported income from operations of $35.1 million compared to $25.9 million in the fourth quarter of last year, reflecting an increase of $9.2 million, or 35.5%, on higher revenues and gross margins. Income from operations as a percentage of revenues increased to 16.3% from 14.0%.

•	Net Income – Net income increased to $20.5 million, a 39.5% improvement from net income of $14.7 million.

EBITDA – EBITDA for the fourth quarter increased 37.5% to $58.7 million compared with $42.7 million during the fourth quarter of 2005. EBITDA as a percentage of total revenues increased to 27.2% compared with 23.0% in the fourth quarter of 2005.

FINANCIAL DISCUSSION FOR YEAR ENDED DECEMBER 31, 2006

During the quarterly period ended March 31, 2006, the Company recorded a one-time expense for $8.0 million of fees paid in connection with the termination of a management services agreement. Additionally, the Company recorded a one-time loss on early extinguishment of debt in the quarterly period ended September 30, 2006 of approximately $40.8 million reflecting payment of tender premiums and other estimated costs in connection with the tender offer and consent solicitation completed on August 4, 2006, combined with the write off of unamortized deferred financing costs and unamortized original issue discount on the Senior Secured and Senior Subordinated Notes. The Company’s 2006 operating results, as discussed below, reflect these two nonrecurring items.

•	Revenue – Total revenues for 2006 increased $204.2 million to $804.4 million from $600.2 million in 2005. The following is revenue by business segment for 2006 versus 2005:

•	Equipment rentals - Equipment rental revenues were $251.4 million compared to $190.8 million, reflecting an increase of $60.6 million, or 31.8%. Dollar utilization increased to 41.1% from 38.6%.

•	New equipment sales - New equipment sales were $241.3 million compared to $156.3 million, reflecting an increase of $85.0 million, or 54.4%.

•	Used equipment sales - Used equipment sales were $133.9 million, representing a $22.8 million, or 20.5%, increase from $111.1 million.

•	Parts sales - Parts sales were $82.1 million, representing a $12.0 million, or 17.1%, increase compared to $70.1 million.

•	Service revenues - Service revenues were $53.7 million, representing a $12.2 million, or 29.4%, increase compared to $41.5 million.

•	Gross Profit – Total gross profit for 2006 was $263.2 million compared to $181.6 million for 2005, reflecting an increase of $81.6 million, or 44.9%, on higher sales volume and improved margins across all business segments. Gross profit margin increased to 32.7% from 30.3%. The following is gross profit by business segment for 2006 versus 2005.

•	Equipment rentals - Gross profit from equipment rentals was $132.7 million compared to $89.3 million.

•	New equipment sales - New equipment sales gross profit increased to $30.1 million from $19.1 million.

•	Used equipment sales - Used equipment sales gross profit increased to $36.1 million from $26.4 million.

•	Parts sales - Gross profit from parts sales was $24.2 million compared to $20.5 million.

•	Service revenues - Gross profit from service revenues was $34.5 million compared to $26.1 million.

•	Income From Operations – Income from operations increased $49.7 million, or 70.7%, to $120.0 million from $70.3 million on higher revenues and gross margins. Income from operations as a percentage of revenues increased to 14.9% from 11.7%.

•	Net Income – Net income increased to $32.7 million, a 16.0% improvement from net income of $28.2 million.

•	Selling, General And Administrative Expenses – Selling, general and administrative expenses were $143.6 million compared to $111.4 million last year, a $32.2 million, or a 28.9%, increase. As a percentage of total revenues, selling, general and administrative expenses decreased to 17.9% from 18.6%.

•	EBITDA and Adjusted EBITDA – EBITDA was $165.2 million compared with $130.5 million. Adjusted EBITDA increased 64.0% to $214.0 million from $130.5 million a year ago. Adjusted EBITDA as a percentage of total revenues increased to 26.6% compared with 21.7% in 2005. We define Adjusted EBITDA as EBITDA adjusted for the fees paid in connection with the termination of a management services agreement in the first quarter of 2006 and a loss recorded in the third quarter of 2006 on early extinguishment of debt in connection with our refinancing which was completed on August 4, 2006.

Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA and Adjusted EBITDA). Please refer to our Current Report on Form 8-K for a description of our use of these measures. EBITDA and Adjusted EBITDA as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call
The Company’s management will hold a conference call to discuss fourth quarter and year end results today, Thursday, March 15, 2007, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-981-4901 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on Thursday, March 15, 2007, and will continue through March 22, 2007, by dialing 719-457-0820 and entering confirmation code 4022885.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on March 15, 2007, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days.

About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 48 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Among the forward-looking statements included in this release is the information provided under the heading “2007 Outlook.” Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs; (4) our substantial leverage; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Equipment rentals	$66,041	$54,218	$251,374	$190,794
New equipment sales	67,948	56,474	241,281	156,341
Used equipment sales	36,510	34,807	133,897	111,139
Parts sales	20,532	18,864	82,106	70,066
Service revenues	13,917	12,026	53,699	41,485
Other	10,540	9,085	42,012	30,385

Total revenues	215,488	185,474	804,369	600,210
Cost of revenues:
Rental depreciation	21,485	15,140	78,159	54,534
Rental expense	9,155	12,003	40,582	47,027
New equipment sales	59,543	49,366	211,158	137,169
Used equipment sales	26,512	26,653	97,765	84,696
Parts sales	14,410	13,510	57,909	49,615
Service revenues	4,863	4,444	19,206	15,417
Other	9,404	8,451	36,409	30,151

Total cost of revenues	145,372	129,567	541,188	418,609
Gross profit	70,116	55,907	263,181	181,601
Selling, general, and administrative expenses	35,070	30,067	143,615	111,409
Gain on sale of property and equipment	79	76	479	91

Income from operations	35,125	25,916	120,045	70,283
Loss on early extinguishment of debt	—	—	(40,771)	—
Interest expense	(8,342)	(10,840)	(37,684)	(41,822)
Other income, net	143	117	818	372

Income before income taxes	26,926	15,193	42,408	28,833
Income tax provision	6,404	502	9,694	673

Net income	$20,522	$14,691	$32,714	$28,160

EARNINGS PER SHARE Basic – Earnings per share	$0.54	$0.58	$0.89	$1.10
Basic – Weighted average number of common shares outstanding	38,070	25,492	36,933	25,492
Diluted – Earnings per share	$0.54	$0.58	$0.88	$1.10
Diluted – weighted average number of common shares outstanding	38,130	25,492	36,982	25,492

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	December 31,	December 31,
	2006	2005
Cash	$9,303	$5,627
Rental equipment, net	440,454	308,036
Total assets	759,942	530,697
Total debt (1)	265,965	349,902
Total liabilities	524,358	535,837
Stockholders’ equity/members’ deficit	235,584	(5,140)
Total liabilities and stockholders’ equity/members’ deficit	$759,942	$530,697

(1) Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes (at December 31, 2006), senior secured notes, senior subordinated notes (at December 31, 2005) and notes payable obligations.

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION and AMORTIZATION (EBITDA)
(Amounts in thousands)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income	$20,522	$14,691	$32,714	$28,160
Interest expense	8,342	10,840	37,684	41,822
Income tax provision	6,404	502	9,694	673
Depreciation and amortization	23,403	16,631	85,123	59,859

EBITDA	$58,671	$42,664	$165,215	$130,514
Loss on early extinguishment of debt	—	—	40,771	—
Management services agreement termination fee	—	—	8,000	—

Adjusted EBITDA	$58,671	$42,664	$213,986	$130,514